UNITED STATES
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SCHEDULE 14A

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Bright Horizons Family Solutions, Inc.

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January 14, 2008
Dear Bright Horizons Employees,
We want to share with you some exciting news about the bright future ahead for Bright Horizons. Today, we are happy to announce that, after ten years as a public company, Bright Horizons will become a private company once again. We, Dave and Mary Ann, along with Bright Horizons founders Linda Mason and Roger Brown and senior leaders, fully support this change, which we believe is in the best interest of our organization and which a special committee of our Board and our Board have determined to be fair and in the best interest of our shareholders.
We want to assure you that there will be no change in the leadership of our company or in our day-to-day operations. We remain fully committed to Bright Horizons and are personally excited about leading and managing the company into the future. In fact, we personally expect to invest in the future of the company. This new structure is enabled by the investment of Bain Capital, a leading global private investment firm, which believes in Bright Horizons and supports our plans for continued growth. In fact, Bain Capital was among the original believers who provided the initial investment to help start Bright Horizons on its mission when it was little more than an inspiration and dream to give children a loving place to learn and grow while supporting working families.
We believe making Bright Horizons a private company will give us the ability to focus on our long-term goals. Most important, we believe it will allow us to grow and continue to thrive as an independent organization focused on providing the highest quality care, education and work/life services to those we serve.
We want to assure you that this change will have no impact on your daily work or on any of our centers, schools, divisions, or on the quality levels we provide to families and clients. Families and clients should experience no changes as a result of this announcement. As with anything of this magnitude, the process toward completion can take a long time and ultimately must be approved by our public shareholders in order to move forward. In the meantime, all that we ask is that you remain focused on your daily work as usual. Of course, we understand that you might have more questions, and we have attached a sheet of Q&A to help guide you through some of them. In addition, you

200 Talcott Avenue South, Watertown, Massachusetts 02472 p 617.673.8000 f 617.673.8001
www. brighthorizons.com
BOSTON          LONDON          NEW YORK            DUBLIN            LOS ANGELES            TORONTO           CHICAGO

should feel free to talk with your supervisor about any additional questions you may have.
We look forward to this next phase in our journey with great enthusiasm and continue to be very proud to lead this truly special organization. It is our unwavering belief that our opportunity to make an impact in this world remains as strong today as it was 21 years ago when Bright Horizons first began. The work you do every day to make a lasting difference in the lives of children and families is at the HEART of all we do, and we look forward to continuing to grow and thrive together.
With all our best,

Dave Lissy	Mary Ann Tocio
Chief Executive Officer	President and Chief Operating Officer

QUESTIONS AND ANSWERS
What specifically was announced today and why is Bright Horizons going private?
Today we announced that we have entered into a transaction with Bain Capital, a leading global private investment firm. Under the terms of the agreement, Bright Horizons shareholders will receive from an affiliate of Bain Capital $48.25 for each share they own. We believe that this change will allow us to pursue our long-term growth plans more effectively as a private company.
Despite this change, what we do every day will remain the same. We will remain committed to providing the highest quality care, education and services to children, families and clients, while continuing to create great environments for employees to work. We anticipate no impact on your daily work or changes to the leadership of the company or to any of our centers, schools or services. Dave Lissy will continue to be our CEO, Mary Ann Tocio, our President and COO, as well as all other members of our E-team in their same roles.
We believe that Bain Capital has an outstanding track record of supporting management teams in executing their growth plans. They share our vision for the growth potential of the company, enhancement of our mission and culture, and commitment to quality in all aspects of our work.
After careful analysis, a special committee of our board and our board of directors have determined that this transaction is in the best interest of our shareholders. This agreement is subject to the approval of the Bright Horizons public shareholders and other conditions set forth in the Agreement and Plan of Merger. We anticipate this process could take until the second quarter of 2008 to complete. As is standard in this type of transaction, in the coming weeks, the company will file a preliminary proxy statement with the Securities and Exchange Commission. The proxy statement will be available to you once it is made public. When the SEC’s review is complete, our shareholders will be asked to vote with regard to their approval of the transaction.
Will there be changes in the leadership of the company?
Absolutely not. Bain Capital has chosen to invest in the company because they believe in our company and want the current management team to continue our work and mission. In fact, Dave Lissy, Mary Ann Tocio, Linda Mason, Roger Brown and other members of the executive team personally expect to invest in the future of the company as part of this new structure. Dave, Mary Ann and all members of the E-Team will remain in their current roles.
How will this change impact my job?
Your job, our commitment to quality service and growth, and the day-to-day work of Bright Horizons will not change. All centers, schools, divisions and departments will continue to operate as you always have. Although our regulatory and reporting requirements as a public company will diminish, our accountability for strong and responsible financial performance will not. We rely on all of you to deliver on our commitment to help children, families, clients and employees be their very best, and that will never change.
How will this impact clients?
This should have no impact on clients. Nothing should change about the services we provide to them, the centers we operate for them, or the people with whom they have valued and trusted relationships. Remember that for the first 11 years of our existence, Bright Horizons was a private company. However, if you are responsible for managing a client relationship, either as part of the growth team or the operations team, you should be prepared to discuss this with your clients. Talking points will be available, and you will be invited to team meetings to discuss this.
How will this impact families?
Just as with clients, this won’t have any impact on families. Nothing will change about their center, school, back-up care or college counseling services they receive. They will continue to enjoy the same relationships they always have with teachers, educators, and center and school management teams. Some parents may have questions about this, and a letter for families along with talking points will be available to directors to use on an as-needed basis.
What will Bain Capital’s role be in the management of the company?
Bain Capital has chosen to invest in Bright Horizons in large part because they have trust and confidence in our management team and our successful track record in leading the organization. Bain Capital will work closely with us at the board level and provide added strategic insight. The leadership of the company will continue to rest with Dave Lissy, Mary Ann Tocio and the remainder of the E-Team, which will work together with a new board much the same way they work with our existing board of directors.
What is the timing of this?
The process may take until the second quarter of 2008 to complete. There are several steps that need to take place first. These steps, which are completely standard, include a review by government regulators, and formal approval of this plan by our public shareholders.
Will any centers or schools be closing as a result of this deal?
No. This change in ownership of the company from the public markets to private ownership has been made possible specifically because the new investor believes firmly in the growth potential for Bright Horizons. While every year we open many new centers and some regrettably close for various reasons, this practice will continue as it always has. This will have no impact on that process.

Will any of our new lines of business, such as College Coach or Back-Up Care Advantage be impacted?
No. We acquired College Coach and launched Back-Up Care Advantage because we believe strongly in the potential of both lines of business to grow to serve more clients and more working families. We will continue to move forward with the same growth plans for all of our lines of business, with all the same strong and valuable employees who make them work.
Is this transaction a sign of instability in the company?
Absolutely not. We are committed to serving clients and families with the highest quality care and service. We all believe in Bright Horizons, our mission, and the potential of the company to grow to do more of the same. In fact, Bain Capital was able to support the deal because they believe in our company and support the plans senior management has developed to continue building our organization. Senior executives including CEO Dave Lissy, President and COO Mary Ann Tocio, as well as Bright Horizons founders Roger Brown and Linda Mason, personally expect to invest in the company because they believe so strongly in the future of Bright Horizons. Of course, the need to be disciplined about our spending and budgeting processes is good practice at all times to ensure we have the resources to devote to our most important priority, providing the highest-quality care, education and service to those we serve.
I’ve heard that leveraged buyouts of companies happen because investors feel they can manage the company more efficiently and care only about profits. Is this what will happen to Bright Horizons?
Not at all. As often as investors buy out companies they believe can be managed better, they also invest in companies that they believe are managed well and have the potential to continue to grow and thrive. Bain Capital provided the investment to help start Bright Horizons back in the mid-80s. They know the company well and believe in the management of the organization as well the company’s potential to grow to serve more families and employers. This change is not expected to result in the closing of any centers, schools, or lines of business. To the contrary, as we execute our plan, it should result in continued growth of the company and the creation of new jobs.
What will happen to any shares I own, my stock options, or my Bright Horizons investment in my 401K?
As soon as the proposed transaction is complete, all shareholders will receive the value of their shares in the company at the price determined by the deal.
If you own shares on the open market, your shares will be exchanged for cash which you will receive upon the final completion of the transaction. You will receive more information about this at a later time.
For employees who have stock options, when the transaction closes, any stock options you have that you have not yet exercised, will immediately vest, including those that are currently unvested and you may not have had available for several more years. You will receive a check for the net value of your options (ie: the transaction price minus your exercise price, minus any applicable taxes withheld). You do not need to do anything to make this happen, nor do you need to have the cash available to exercise your options. You can visit https://www.wealthviews.com/bfam to determine the value of your options. If you need help learning how to use the Wealthviews site, or creating a login for yourself, contact the Benefits Helpdesk. If necessary, you may wish to seek the advice of a financial planner or tax advisor to help you better contemplate the tax ramifications of your gain.
If you have chosen Bright Horizons stock as one of the investment options in your 401K, that investment will be liquidated when the deal closes, and you will realize the same gains in your 401K as you would if you owned that stock on the open market. You will then be able to reinvest those funds in any of the other investment options available to you in our 401K plan.
Will I be able to exercise my options and/or buy or sell stock on the open market between now and the time the deal closes?
All Bright Horizons employees are subject to our insider trading policies as always. If you choose, you may exercise any vested options and/or buy and sell stock on the open market between now and when the deal closes, subject to the restrictions of open trading windows that may have previously applied to you. For those who are subject to the trading windows that window is currently closed and does not open again until February 18, 2008. In addition, any of your options that are not yet vested will not be available to you until the deal closes, at which time, they will be immediately vested and be automatically “cashed out” at the price per share determined in the transaction agreements minus any applicable withholdings.

Important Additional Information Regarding the Merger will be Filed with the SEC
     In connection with the proposed merger, Bright Horizons Family Solutions, Inc. (“Bright Horizons”) will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Bright Horizons at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Bright Horizons by directing such request by mail or telephone to Bright Horizons Family Solutions, Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472, Attention: Chief Financial Officer, telephone: (617) 673-8000, or from the Company’s website, located at http://www.brighthorizons.com.
     Bright Horizons and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Bright Horizons’ participants in the solicitation, which may be different than those of Bright Horizons stockholders generally, is set forth in Bright Horizons’ proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.